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                             Delek US Holdings, Inc.
                      830 Crescent Centre Drive, Suite 300
                            Franklin, Tennessee 37067

                                          May 1, 2006

VIA EDGAR AND FACSIMILE
-----------------------

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C.  20549


Attention:  Matthew Benson

      Re: Delek US Holdings, Inc.
          Registration Statement on Form S-1
          No. 333-131675
          ----------------------------------


Ladies and Gentlemen:

         In accordance with Rule 461 under the Securities Act of 1933, as amended, Delek US Holdings, Inc. (the "Registrant") hereby requests that the effective date of the above-referenced Registration Statement on Form S-1, as amended, be accelerated so that the same may become effective at 11:00 a.m. on Wednesday, May 3, 2006, or as soon thereafter as practicable. In addition, the Registrant hereby acknowledges that:

         o should the Securities and Exchange Commission (the "Commission") or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

         o the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrant from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

         o the Registrant may not assert staff comments or the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
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U.S. Securities and Exchange Commission
May 1, 2006
Page 2


         If you require additional information, please call Mara Rogers at (212) 318-3206 or Manuel Rivera at (212) 318-3296.


                                Very truly yours,

                                DELEK US HOLDINGS, INC.



                                By: /s/ EZRA UZI YEMIN
                                    -------------------------------------
                                    Ezra Uzi Yemin
                                    President and Chief Executive Officer